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As filed with the Securities and Exchange Commission on                             , 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PennRock Financial Services Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2400021 (I.R.S. Employer Identification No.)

1060 Main Street
P.O. Box 580
Blue Ball Pennsylvania 17506
(717) 354-4541
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Glenn H. Weaver
President
PennRock Financial Services Corp.
1060 Main Street
P.O. Box 580
Blue Ball, Pennsylvania 17506
(717) 354-4541
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy To:
 Clinton W. Kemp, Esq.
Stevens & Lee, P.C.
25 North Queen Street
Suite 602
Lancaster, Pennsylvania 17603
(717) 291-1031

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $2.50 per share	500,000	$29.29	$14,645,000	$1,855.52.

(1)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction. Does not include shares of common stock previously registered on Registration Statement No. 33-10568, as amended, to which the Prospectus forming a part of this registration statement also relates.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based upon the average of the high and low reported sales price as quoted on The Nasdaq Stock Market on September 7, 2004.

        Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement also relates to the 3,558 shares of Common Stock registered by the registrant under Registration Statement No. 33-10568 that remain unsold.

PROSPECTUS

PennRock Financial Services Corp.
1060 Main Street
P.O. Box 580
Blue Ball, Pennsylvania 17506
(717) 354-4541

503,558 Shares of Common Stock
$2.50 Par Value

        This Prospectus relates to 503,558 shares of the $2.50 par value Common Stock of PennRock Financial Services Corp. ("PennRock") to be issued under the PennRock Financial Services Corp. Dividend Reinvestment Plan (the "Plan"), as adopted by the Board of Directors of PennRock on November 25, 1986 and as subsequently amended. The Plan provides shareholders of PennRock with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of PennRock common stock.

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by PennRock. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this Prospectus relates in any jurisdiction to or from any person to whom it is lawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall under any circumstances create any implication that there has been no change in the affairs of PennRock since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date on the front cover of the applicable document or as specifically indicated in the document.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

        Investments in our common stock are not guaranteed or insured by anyone, including the Federal Deposit Insurance Corporation or any other federal or state governmental agency. Unlike checking and savings accounts, an investment in our common stock involves investment risks, including the potential total loss of investment.

        Our common stock trades on The Nasdaq Stock Market under the symbol PRFS. The last reported sales price of our common stock on September 7, 2004 was $29.47.

        This Prospectus relates to 503,558 shares of common stock authorized for purchase under the Plan, consisting of 500,000 newly registered shares and 3,558 shares registered under Registration Statement No. 33-10568 that remain unsold.

The date of this Prospectus is September 10, 2004.

AVAILABLE INFORMATION

        PennRock is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the "SEC"). Such periodic reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information PennRock files with the SEC may also be obtained from PennRock's website at www.pennrock.com and from the website that the SEC maintains at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows PennRock to "incorporate by reference" into this Prospectus the information in documents that it files with the SEC. This means that PennRock can disclose important information by referring to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When PennRock updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this Prospectus is considered to be updated automatically and superseded. In other words, in the case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, the information contained in the document that was filed later should be relied upon.

        PennRock incorporates by reference the documents listed below and any and all documents filed by PennRock pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information therein that is furnished to, rather than filed with, the SEC) after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby:

  1)
  Annual Report on Form 10-K for the year ended December 31, 2003.

  2)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

  3)
  Current Reports on Form 8-K filed on April 1, 2004, April 21, 2004, June 10, 2004, June 24, 2004, July 14, 2004, and July 16, 2004.

        Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

        PennRock will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to: Investor Relations Officer, PennRock Financial Services Corp., 1060 Main Street, P.O. Box 580, Blue Ball, Pennsylvania 17506; telephone (717) 354-4541. Requests may also be submitted via PennRock's website at www.pennrock.com.

PENNROCK FINANCIAL SERVICES CORP.

        PennRock is a Pennsylvania business corporation organized on March 5, 1986. It became a bank holding company when it acquired all of the common stock of Blue Ball National Bank on August 1, 1986. Effective November 6, 2000, PennRock became a financial holding company as provided by the Gramm-Leach-Bliley Act of 1999.

        PennRock is a diversified financial services company that operates through Blue Ball National Bank and its other subsidiaries to deliver financial and related services to its customers. As of June 30, 2004, PennRock had consolidated total assets of approximately $1.1 billion.

        The common stock of PennRock trades on The Nasdaq Stock Market under the symbol PRFS.

        PennRock's principal executive offices are located at 1060 Main Street, P.0. Box 580, Blue Ball, Pennsylvania 17506. PennRock's telephone number is (717) 354-4541 and its website is located at www.pennrock.com.

PENNROCK FINANCIAL SERVICES CORP.
DIVIDEND REINVESTMENT PLAN

        The following is a question and answer statement of the provisions of the PennRock Financial Services Corp. Dividend Reinvestment Plan (the "Plan").

Purpose

1.
What is the purpose of the Plan?

    The purpose of the Plan is to provide PennRock shareholders with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of PennRock's $2.50 par value common stock (the "Common Stock").

Advantages

2.
What are the advantages of the Plan?

    The Plan allows a participant to acquire additional shares of Common Stock at no or reduced brokerage commission costs by having the cash dividends payable on all or a portion of the shares of Common Stock registered in his name automatically reinvested. In addition, a participant may increase the amount of his quarterly investment by making voluntary cash contributions. Under the Plan, record keeping is simplified by the issuance, after each quarterly investment, of a detailed statement of each participant's account, including the cost basis of the whole and fractional shares purchased.

Administration

3.
Who administers the Plan?

    The Plan is administered by American Stock Transfer & Trust Company (the "Plan Agent") as agent for Plan participants.

Participation

4.
Who is eligible to participate in the Plan?

    All holders of record of 100 or more shares of Common Stock are eligible to participate in the Plan. A beneficial owner of Common Stock whose shares are held by a bank, broker or other nominee and who wishes to participate in the Plan must first transfer at least 100 of such shares to his own name in order to become a shareholder of record of 100 or more shares and, thus, eligible to participate in the Plan. If a participant ceases to own of record at least 100 shares of Common Stock, PennRock may, in its discretion, terminate the participant's participation in the Plan. In this case, the participant will be treated as though a notice to withdraw from the Plan had been received as described in Question 26.

    An otherwise eligible shareholder may participate in the Plan only if PennRock may lawfully offer and sell shares of Common Stock under the Plan to residents of the state in which that shareholder resides. As of the date of this Prospectus, PennRock may lawfully offer and sell shares of Common Stock to shareholders who reside anywhere in the United States.

    PennRock will use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the Plan in all states in which shareholders wishing to participate in the Plan reside; provided, however, that PennRock is not required under the Plan to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the Plan, that to do so would be burdensome or impracticable for reasons of cost or otherwise.

5.
How does an eligible shareholder enroll in the Plan?

    An eligible PennRock shareholder may enroll in the Plan by completing and signing the authorization card accompanying this Prospectus and returning it to the Plan Agent, as follows:

American Stock Transfer & Trust Company
P.O. Box 922
Wall Street Station, N.Y. 10269-0560

    Additional authorization cards may be obtained at any time by written request or by calling the Plan Agent at (800) 937-5449.

    A Shareholder may also enroll in the Plan via the Plan Agent's website at www.amstock.com.

6.
When may an eligible shareholder enroll in the Plan?

    An eligible PennRock shareholder may enroll in the Plan at any time. If the Plan Agent receives the shareholder's authorization card on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If an authorization card is received from a shareholder after the record date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next record date if the shareholder is still a holder of record.

7.
What investment options are available under the Plan?

    The following investment options are available under the Plan:

    Full Dividend Reinvestment: A participant may elect to reinvest all dividends paid on all shares of Common Stock now or hereafter registered in his name. A participant who elects the full dividend reinvestment option may also make voluntary cash contributions which will be applied toward the purchase of additional shares of Common Stock.

    Partial Dividend Reinvestment: A participant may elect to reinvest cash dividends paid on a specified number of whole shares registered in his name. A participant who elects the partial dividend reinvestment option may also make voluntary cash contributions which will be applied toward the purchase of additional shares of Common Stock.

    Voluntary Cash Contributions Only: A participant may elect to make voluntary cash contributions only, in which case such voluntary cash contributions will be applied toward the purchase of additional shares of Common Stock.

    Regardless of the option selected by a participant, dividends paid on shares of Common Stock held by the Plan Agent for a participant's account under the Plan will be invested in additional shares of Common Stock.

Voluntary Cash Contributions

8.
How may voluntary cash contributions to the Plan be made?

    A participant may make voluntary cash contributions to the Plan of not less than $25 nor more than $10,000 per quarter. A participant need not invest the same amount in each quarter. A participant is under no obligation to make any voluntary cash contribution. A participant may make a voluntary cash contribution by forwarding a check or money order payable to the Plan Agent with a completed authorization card at the time of enrollment in the Plan or thereafter with the payment form attached to each quarterly statement of account. Voluntary cash contributions may also be made via the Plan Agent's website at www.amstock.com

9.
How will voluntary cash contributions be used?

    The Plan Agent will apply each voluntary cash contribution received from a participant before an Investment Date to the purchase of shares of Common Stock for the account of that participant. A voluntary cash contribution will not be deemed to have been made by a participant or received by the Plan Agent until the funds so contributed are actually collected. Interest will not be paid on voluntary cash contributions and the Plan Agent will return any cash contribution received later than the last business day before the next Investment Date and more than 30 days before the next Investment Date. For this reason, it is to the participant's benefit to mail payments so that they are received by the Plan Agent immediately before the next Investment Date.

10.
May a participant request the return of a voluntary cash contribution?

    Yes. A voluntary cash contribution will be returned to a participant upon written request to the Plan Agent, provided that the request is received no later than two business days before the next Investment Date.

Purchases

11.
What is the source of the shares of Common Stock purchased under the Plan?

    At PennRock's direction, the Plan Agent will purchase shares of Common Stock directly from PennRock (in which event the shares purchased will be either authorized but unissued shares or shares held in PennRock's treasury) or on the open market, or by a combination of the foregoing.

12.
How will the price of shares purchased under the Plan be determined?

    The price of the shares purchased from PennRock will be the fair market value of the shares as of the Investment Date. As defined in the Plan, "fair market value" means the closing sale price of the Common Stock on The Nasdaq National Market on the applicable date, or if no sale occurred on such date, the closing sale price of the Common Stock on the next preceding day on which a sale occurred. No shares will be sold at less than par value.

    The price of shares purchased on the open market will be the average cost (including brokerage fees and commissions) to the Plan Agent of such purchases.

13.
What is an Investment Date?

    "Investment Date" means each of PennRock's quarterly dividend payment dates, which have historically fallen in the months of January, April, July and October of each year.

14.
How many shares of Common Stock will be purchased by the Plan Agent for a participant?

    The number of shares purchased for a participant will depend upon the amount of the participant's dividend and voluntary cash payment, if any, and the price of the shares on the relevant Investment Date. The Plan Agent will credit each participant's account with the number of whole and fractional shares equal to the amount to be invested, divided by the applicable purchase price. Fractional shares will be calculated to three decimal places.

15.
When will shares be purchased under the Plan?

        Shares acquired from PennRock will be purchased as of the close of business on the applicable Investment Date. Shares of Common Stock acquired on the open market will be purchased promptly on or after each Investment Date by the Plan Agent and in no event later than 30 days after the Investment Date. Dividend and voting rights will commence upon settlement. For the purpose of making purchases, the Plan Agent will commingle each participant's funds with those of all other participants.

Dividends

16.
How will dividends be paid on shares held by the Plan Agent?

    As record holder of the shares held in participants' accounts under the Plan, the Plan Agent will receive dividends on all such shares, will credit such dividends to participants' accounts on the basis of the number of whole and fractional shares held in each account, and will automatically reinvest these dividends in shares of Common Stock.

Costs

17.
What are the costs to a participant in the Plan?

    No brokerage fees will be charged to participants in connection with the purchase of shares of Common Stock from PennRock. Each participant will be charged his pro rata share of the actual cost (including brokerage fees and commissions) of shares purchased in the open market. All other costs of administration of the Plan will be borne by PennRock; however, PennRock has the right, with prior notice to the participants, to charge a service fee in connection with any Plan transaction (including, without limitation, the reinvestment of dividends, the investment of voluntary cash contributions, the issuance of stock certificates and the sale of shares of Common Stock held by the Plan).

Reports To Participants

18.
What reports will be sent to participants in the Plan?

    As soon as practicable after completion of each investment on behalf of a participant, the Plan Agent will mail to such participant a statement showing: (i) the amount of the dividend and the voluntary cash contribution, if any, applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total number of shares held for the participant's account under the Plan computed to three decimal places. Each participant will receive annually Internal Revenue Service Form 1099 reporting dividend income received.

Certificates For Shares And Optional Custodial Feature

19.
Will certificates be issued for shares purchased under the Plan?

    All shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee, as agent for the participants. Certificates for such shares will not be issued to participants unless requested in writing (See Question No. 24 below). A participant may also request the issuance of a certificate via the Plan Agent's website at www.amstock.com.

20.
How does the optional custodial feature work?

    A participant may at any time deposit free of charge with the Plan Agent for safekeeping certificates for shares of Common Stock registered in his name. Such shares will upon receipt be registered in the name of the Plan Agent or its nominee and credited to the participant's account under the Plan. Dividends paid on shares deposited with the Plan Agent will be reinvested under the Plan. A participant who wishes to take advantage of the Plan's custodial feature should contact the Plan Agent for further instructions.

Voting Rights

21.
How will shares held by the Plan Agent be voted?

    Plan Shares held for a participant's account will be voted in accordance with the instructions of such participant given on a proxy duly executed by such participant and timely delivered to PennRock. Shares held for the account of a participant who does not return a proxy will not be voted unless the participant elects to vote such shares in person at the meeting.

Stock Dividends; Stock Splits; Rights Offerings

22.
What happens if PennRock declares a stock dividend or a stock split?

    Any shares issued as a result of a stock dividend or stock split on shares held by the Plan Agent for the account of a participant will be credited to the participant's account under the Plan and dividends paid on such shares will be subject to reinvestment under the Plan. PennRock may in its discretion authorize the Plan Agent to temporarily suspend transaction processing pending the completion of any stock dividend, stock split, rights offering or other transaction.

23.
What happens if PennRock makes a rights offering?

    In the event of a rights offering by PennRock, the Plan Agent will sell rights received on shares held of record by it and will on the next Investment Date invest the proceeds of sale in additional shares of Common Stock, which will be retained by the Plan Agent and credited proportionately to the accounts of Plan participants. A participant who wishes to exercise such rights individually must request the issuance of a stock certificate for the whole number of shares held by the Plan Agent for his account under the Plan. (See Question 24 below). Such request must be made prior to the date for exercising such rights.

Withdrawal And Sale Of Shares

24.
May a participant withdraw shares purchased under the Plan?

    A participant may at any time request the issuance of a certificate for all or any portion of the number of whole shares of Common Stock held for his account under the Plan by notifying the Plan Agent in writing and specifying in the notice the number of shares to be withdrawn. A request for the issuance of a stock certificate may also be made via the Plan Agent's website at www.amstock.com. A certificate will be issued to the participant within 15 days following the receipt by the Plan Agent of the participant's request. A fee may be assessed each time the issuance of a stock certificate is requested by a participant. Certificates for fractional shares will not be issued under any circumstances.

25.
May a participant elect to have withdrawn shares sold by the Plan Agent?

    Yes. A participant may request that the Plan Agent sell the shares of Common Stock being withdrawn from his account under the Plan. Promptly following receipt of such a request, the Plan Agent will sell the number of whole shares specified in the request and will deliver to the participant a check in the amount of the proceeds of sale, less applicable brokerage fees and commissions, service charges, applicable withholding taxes and transfer taxes, and other costs, if any. The Plan Agent currently charges a fee of $10.00 and $0.04 per share for selling shares on behalf of a participant. All such sales will be made in the open market at the then current market price, except that PennRock may elect to purchase such shares at a price equal to their fair market value (as defined in the Plan) on the date that the request is received by the Plan Agent. A request by a participant to sell shares must be in writing in such form as may from time to time be specified by the Plan Agent. A request to sell shares may also be made via the Plan Agent's website at www.amstock.com

Termination Of Participation

26.
How and when may a participant terminate his participation in the Plan?

    A participant may terminate his participation in the Plan at any time by giving written notice to the Plan Agent, accompanied by the applicable service fee, if any. Such notice may also be given via the Plan Agent's website at www.amstock.com. Unless a participant requests that the shares held for his account under the Plan be sold (See Question No. 25 above), promptly after the date on which such notice is received by the Plan Agent, the Plan Agent will deliver to the participant: (i) a certificate for the number of whole shares held for his account under the Plan, together with (ii) a check representing any uninvested dividends and voluntary cash contributions and the value of any fractional share, based upon the fair market value per share of the Common Stock on the effective date of termination, less any applicable service charge for the issuance of a stock certificate as described in Question 24 above.

27.
May PennRock suspend or terminate a participant's participation in the Plan?

    Yes. PennRock has the right at any time upon written notice to a participant to suspend or terminate such participant's participation in the Plan if it determines in its sole discretion that such suspension or termination is appropriate because shares of Common Stock may not lawfully be offered or sold in the state in which the participant lives or that the participant is using the Plan for purposes inconsistent with its intended purpose or for any other reason. If a participant's right to participate in the Plan is terminated, the participant will be treated as though a notice to withdraw from the Plan had been received as described in Question 26.

Amendment And Termination Of Plan

28.
May the Plan be amended or terminated?

    Yes. PennRock may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the participants. Thirty days' notice of any suspension or material amendment will be sent to all participants, who shall in all events have the right to withdraw from the Plan.

Inquiries Concerning The Plan

29.
Who should be contacted with questions concerning the Plan?

    All inquiries concerning the Plan should be directed to the Plan Agent, as follows:American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038 (800) 937-5449

    Inquiries concerning the Plan may also be made to the Plan Agent via its website at www.amstock.com.

Interpretation Of The Plan

30.
Who will interpret the provisions of the Plan?

    Any question of interpretation arising under the Plan will be determined by PennRock's Board of Directors pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, which determination shall be final and binding on all participants.

Responsibility Of PennRock And The Plan Agent

31.
What are the responsibilities of PennRock and the Plan Agent with respect to the Plan?

    Neither PennRock nor the Plan Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon such participant's death, the prices at which shares of Common Stock are purchased, the times when purchases or sales are made or fluctuations in the market value of the Common Stock. The participants must realize that neither PennRock nor the Plan Agent can provide any assurance of a profit or protection against loss on shares purchased under the Plan.

FEDERAL INCOME TAX INFORMATION

        The following is a general summary of the federal income tax consequences of participating in the Plan:

Reinvested Dividends

        In the case of reinvested dividends, when shares are acquired for a participant's account directly from PennRock, the participant must include in gross income a dividend equal to the number of shares purchased for the participant's account with reinvested dividends multiplied by the per share fair market value of the Common Stock on the relevant Investment Date, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the fair market value of the shares purchased for the participant's account on the relevant Investment Date.

        Alternatively, when shares are purchased for a participant's account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the purchase price of the shares purchased for his account, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

Voluntary Cash Contributions

        In the case of shares purchased directly from PennRock with voluntary cash contributions, a participant will be treated as having received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the voluntary cash contribution. A participant's basis in such shares will be the amount of such excess, if any, plus the amount of the voluntary cash payment.

        Alternatively, when shares are purchased on the open market with voluntary cash contributions, the participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

Additional Information

        The foregoing discussion assumes that PennRock will, from time to time, have earnings and profits for federal tax purposes in excess of its distributions to shareholders, which is expected to be the case. A prospective participant should also note that the Internal Revenue Service could take the position that the fair market value of a share of Common Stock on any relevant Investment Date may not necessarily be equal to the fair market value per share (as defined in Section 2(c) of the Plan). The holding period for shares of Common Stock acquired pursuant to the Plan will begin the day after the date the shares are credited to a participant's account. In the case of any participant as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, PennRock will reinvest dividends net of the amount of tax withheld.

        A participant will not realize taxable income upon the issuance of a certificate for a whole number of shares held for his account under the Plan. However, a participant who receives a cash payment in lieu of the issuance of a fractional share will realize gain or loss with respect to such fractional share. Gain or loss will also be realized upon the sale or exchange of shares of Common Stock acquired under the Plan. The amount of such gain or loss will be the difference between the amount received upon disposition and the tax basis of such shares or fractional share. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term if the shares sold were held by the participant for the applicable holding period and otherwise will be short-term.

        The foregoing is only a brief summary of certain federal income tax consequences of participating in the Plan and does not constitute tax advice. The summary appearing above does not discuss all of the tax consequences of participating in the Plan and may not address the tax consequences to any given participant in view of his individual circumstances. Participants should consult their own tax advisors as to the federal, state and local tax consequences of Plan transactions.

DESCRIPTION OF COMMON STOCK

General

        PennRock's authorized capital consists exclusively of 20,000,000 shares of Common Stock of $2.50 par value per share. As of June 30, 2004, there were issued and outstanding 7,658,092 shares of Common Stock, which shares were held by approximately 3,542 owners of record. The Common Stock of PennRock trades on The Nasdaq Stock Market under the symbol PRFS.

        The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of Common Stock is entitled to share pro rata in dividends and other distributions. The holders of the Common Stock do not have preemptive rights to subscribe to purchase additional stock and no share is entitled in any manner to any preference over any other share. The shares of Common Stock to be issued under the Plan will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under state law. American Stock Transfer & Trust Company serves as the transfer agent for PennRock.

Dividends

        The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. PennRock has historically paid cash dividends in the months of January, April, July and October of each year. However, the timing and amount of future dividends will depend upon earnings, capital requirements, federal and state laws, regulations and policies, and other factors deemed relevant by the Board of Directors.

        The ability of PennRock to pay dividends to its shareholders is primarily dependent upon the earnings and financial condition of Blue Ball National Bank and its other subsidiaries. Funds for the payment of such dividends are expected for the foreseeable future to be obtained exclusively from dividends paid to PennRock by Blue Ball National Bank and such other subsidiaries.

        Under applicable state and federal laws, the dividends that may by paid by Blue Ball National Bank without prior regulatory approval are subject to prescribed limitations. State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of a bank to pay dividends. The payment of dividends by a bank may also be affected by other regulatory requirements and policies. If, in the opinion of the relevant regulatory authority, a bank under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice, the authority may require that the bank cease and desist from that practice. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to be such an unsafe or unsound practice.

Anti-takeover Provisions

        PennRock's Articles of Incorporation and bylaws include certain provisions that may be considered to be anti-takeover in nature, in that they may have the effect of discouraging or making more difficult the acquisition of control of PennRock by means of an unsolicited tender or exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of PennRock by providing a measure of assurance that the shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its control to the detriment of the shareholders.

        The provisions in PennRock's Articles of Incorporation that may be so considered include the following: (i) a provision that provides for substantial authorized but unissued shares of Common Stock, (ii) a provision that denies the shareholders the right to cumulate their votes for the election of directors, (iii) a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions, (iv) a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal, (v) a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause, (vi) a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of the shareholders to call a special meeting, (vii) a provision that limits the right of the shareholders to amend the bylaws, and (viii) a provision that requires under certain circumstances a greater than majority shareholder vote in order to amend the Articles of Incorporation. The provisions of PennRock's bylaws that may be so considered include the following: (i) a provision that limits the permissible number of directors, (ii) a provision that establishes a classified Board of Directors, (iii) a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management, and (iv) a provision that requires advance written notice as a precondition to the presentation of a shareholder proposal at the annual meeting of shareholders. As a Pennsylvania business corporation, PennRock is also subject to the Pennsylvania Business Corporation Law, which includes provisions applicable to PennRock that may have similar effects.

USE OF PROCEEDS

        PennRock is unable to predict the number of shares of Common Stock that will be purchased from PennRock under the Plan or the prices at which such shares will be purchased. The net proceeds to PennRock from the sale of Common Stock offered hereby will provide additional equity capital to PennRock to support its growth and the growth of Blue Ball National Bank and its other subsidiaries.

LEGAL MATTERS

        Legal matters relating to the shares of Common Stock offered hereby will be passed upon for PennRock by Stevens & Lee, P.C., 25 North Queen Street, Lancaster, Pennsylvania 17603.

EXPERTS

        The consolidated financial statements of PennRock and its subsidiaries incorporated by reference herein have been audited by Simon Lever LLP, independent auditors, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Pennsylvania law, PennRock's bylaws provide for the indemnification of the directors and officers of PennRock and its subsidiaries and for the elimination of a director's liability for monetary damages to the fullest extent permitted under Pennsylvania law. The directors and officers of PennRock and its subsidiaries are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by PennRock.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PennRock pursuant to the foregoing provisions, PennRock has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

        PennRock has filed with the SEC a Registration Statement under the Securities Act (No.            ) with respect to the shares of Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. In addition, certain documents filed by PennRock with the SEC have been incorporated in this Prospectus by reference. This Prospectus should be read together with the information incorporated by reference in this Prospectus. For further information with respect to PennRock and the shares of Common Stock offered hereby, see "Available Information" and "Incorporation of Certain Documents by Reference" for more information.

PENNROCK FINANCIAL SERVICES CORP.

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Dividend
Reinvestment
Plan

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized estimate (other than the SEC registration fee which is the actual, not estimated, fee) of fees and expenses payable by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$1,855.52
Printing, shipping & engraving expenses	2,200
Legal fees and expenses	10,000
Accounting fees and expenses	1,000
Miscellaneous expenses	1,000

Total	$16,055.52

Item 15. Indemnification of Directors and Officers.

        Pennsylvania law provides that a Pennsylvania corporation such as PennRock may indemnify its directors, officers, employees and agents against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of the shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or failure to take any action unless the director has breached or failed to perform the duties of his office and that breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

        The bylaws of PennRock provide for the indemnification of the directors and officers of PennRock and its subsidiaries and for the elimination of a director's liability for monetary damages to the fullest extent permitted under Pennsylvania law.

        The directors and officers of PennRock and its subsidiaries are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by PennRock.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3(a) to registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.2	Bylaws (Incorporated by reference to Exhibit 3(b) to registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
5.1	Opinion of Stevens & Lee, P.C.
23.1	Consent of Simon Lever LLP, Independent Auditors.
23.2	Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the Signature Page).
99.1	PennRock Financial Services Corp. Dividend Reinvestment Plan, as amended and restated on August 24, 2004 (effective September 1, 2004)

Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-15040.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act.

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)   That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blue Ball, Commonwealth of Pennsylvania, on August 24, 2004.

PENNROCK FINANCIAL SERVICES CORP.
By:	/s/ GLENN H. WEAVER Glenn H. Weaver, President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvin Pankuch and Glenn H. Weaver, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ MELVIN PANKUCH Melvin Pankuch	Executive Vice President, Chief Executive Officer and Director (principal executive officer)	August 24, 2004
/s/ GEORGE B. CRISP George B. Crisp	Vice President and Treasurer (principal financial officer and principal accounting officer)	August 24, 2004
/s/ IRVING E. BRESSLER Irving E. Bressler	Director	August 24, 2004
/s/ SANDRA J. BRICKER Sandra J. Bricker	Director	August 24, 2004
/s/ DENNIS L. DINGER Dennis L. Dinger	Director	August 24, 2004

/s/ LEWIS M. GOOD Lewis M. Good	Director	August 24, 2004
/s/ NORMAN HAHN Norman Hahn	Director	August 24, 2004
/s/ ELTON HORNING Elton Horning	Director	August 24, 2004
/s/ AARON S. KURTZ Aaron S. Kurtz	Director	August 24, 2004
/s/ ROBERT L. SPOTTS Robert L. Spotts	Director	August 24, 2004
/s/ DALE M. WEAVER Dale M. Weaver	Director	August 24, 2004
/s/ GLENN H. WEAVER Glenn H. Weaver	Director	August 24, 2004
/s/ ROBERT K. WEAVER Robert K. Weaver	Director	August 24, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3(a) to registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.2	Bylaws (Incorporated by reference to Exhibit 3(b) to registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
5.1	Opinion of Stevens & Lee, P.C.
23.1	Consent of Simon Lever LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the Signature Page).
99.1	PennRock Financial Services Corp. Dividend Reinvestment Plan, as amended and restated on August 24, 2004 (effective September 1, 2004)

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TABLE OF CONTENTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PENNROCK FINANCIAL SERVICES CORP.
PENNROCK FINANCIAL SERVICES CORP. DIVIDEND REINVESTMENT PLAN
FEDERAL INCOME TAX INFORMATION
DESCRIPTION OF COMMON STOCK
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
ADDITIONAL INFORMATION
PART II.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX